SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 28, 2003

TREK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32491	75-2416059
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4925 Greenville Avenue
Suite 955
Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 373-0318

Item 5. Other Events

            On May 28, 2003, Trek Resources, Inc. ("Trek") entered into a loan agreement (the "Agreement") with Wells Fargo Bank Texas, National Association ("Wells Fargo") for a secured credit facility that permits Trek to borrow up to $25 million from Wells Fargo on a revolving basis, subject to borrowing base limitations (the "New Credit Facility"). The New Credit Facility was entered into to repay the amounts previously advanced to Trek under its existing credit facility with Compass Bank. The Compass Bank facility matures on June 1, 2003.

            The borrowing base under the New Credit Facility is initially set at $11 million and is subject to semi-annual re-determination on March 1 and September 1 of each year. Trek will pay interest on its borrowings under the New Credit Facility equal to the lesser of LIBOR plus 3.25% or Wells Fargo's prime rate of interest plus 0.5%. Under the terms of the Agreement, Trek is required, among other things, to comply with interest coverage, tangible net worth, current ratio and other covenants that are customary for a credit facility of this type. The New Credit Facility is secured by a lien on approximately 80% of Trek's oil and natural gas properties and matures on April 30, 2006.

            The foregoing description of the New Credit Facility is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On May 28, 2003, Trek issued a press release announcing the closing of the New Credit Facility. A copy of this press release is attached hereto as Exhibit 99.2.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1*	Loan Agreement, dated as of May 28, 2003, by and between Trek Resources, Inc. and Wells Fargo Bank Texas, National Association.

99.2	Press Release, dated May 28, 2003, issued by Trek Resources, Inc.

* Does not include schedules or exhibits. A copy of such schedules and/or exhibits will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREK RESOURCES, INC.

Dated: May 29, 2003	By: /s/ Michael E. Montgomery
Name: Michael E. Montgomery
Title: President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Loan Agreement, dated as of May 28, 2003, by and between Trek Resources, Inc. and Wells Fargo Bank Texas, National Association.

99.2	Press Release, dated May 28, 2003, issued by Trek Resources, Inc.

* Does not include schedules or exhibits. A copy of such schedules and/or exhibits will be furnished to the Securities and Exchange Commission upon request.